Execution Copy

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is entered into as of October 26, 2006 by and among Home Solutions of America, Inc., a Delaware corporation ("Parent"), Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), Associated Contractors II, LLC, a Louisiana limited liability company (the "Company"), and Stephen Scott Sewell ("Sewell"), William Aaron Bennett, William E. Edwards, William J. Bennett and BNOB Construction Services, LLC ("BNOB"), as the sole members of the Company (herein collectively referred to as the "Company Members").

RECITALS:

A.        The Company is a Louisiana general contractor currently engaged in the business of providing construction and rebuilding services to commercial and residential properties (the "Business").

B.         The parties intend that, subject to the terms and conditions hereinafter set forth, the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger in the form attached hereto as Exhibit "A", and the applicable provisions of the Louisiana Business Corporation Law (the "Louisiana Business Laws").

C.        The Company's board of directors have determined that the Merger is in the best interests of the Company and its members, has approved and declared advisable this Agreement and, accordingly, has agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.

D.        The Company has secured from each Company Member, a written consent (the "Company Member Consent") approving the Merger and adopting this Agreement.

E.         At the Effective Time (as defined in Section 2.2 hereof), (i) all membership interests in the Company (the "Company Interests") immediately prior to the Effective Time shall be automatically converted into the right to receive the Merger Consideration (as defined below), and (ii) the Company shall be merged with and into Merger Sub, in each case, in the manner and on the basis provided in this Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I
PLAN OF MERGER; MERGER CONSIDERATION

            1.01     The Merger.  Subject to termination of this Agreement as provided in Article IX, the Company and Merger Sub will cause the Merger to be consummated by filing the Certificate of Merger with the Louisiana Secretary of State in accordance with the Louisiana Business Laws as soon as practicable on or after the Closing Date (as defined in Section 2.01 hereof).  Subject to the terms and conditions of this Agreement, at the Effective Time, the Company will be merged with and into Merger Sub in a statutory merger, the separate existence of the Company will cease and Merger Sub will be the surviving corporation in the Merger (the "Surviving Corporation"), all pursuant to the Certificate of Merger and in accordance with the applicable provisions of the Louisiana Business Laws.  The parties to this Agreement intend for the Merger to qualify as a "consolidation" that constitutes a tax-free reorganization for purposes of Sections 368(a)(1)(A) and 368(a)(2)(d) of the Internal Revenue Code of 1986, as amended (the "Code") and shall file all tax returns and reports consistent therewith. The parties to this Agreement shall use their reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within Section 368 of the Code.

1.02     Conversion and Exchange of Shares.

(a)        Conversion of Merger Sub Stock.  At the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock will continue to evidence ownership of shares of common stock of the Surviving Corporation.

(b)        Conversion of the Company Membership Interests.  Subject to the terms and conditions of this Agreement, at the Effective Time, each of the Company Interests by virtue of the Merger and without the need for any further action on the part of Parent, Merger Sub, the Company or the Company Members, shall be converted into and represent the right of the Persons (as defined in Section 3.04) set forth on Schedule 1.02(b) to receive such Person's share of the following consideration, in the percentage set forth on Schedule 1.02(b) (as to each such Person, such "Share of Consideration"):

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(i)         up to U.S. Nine Million and No/100 Dollars ($9,000,000.00) in cash or otherwise in immediately available funds (the "Cash Consideration"), which shall be paid solely from the following: (a) an amount equal to thirty-eight percent (38%) of all cash actually collected with respect to those certain jobs (the "Selected Receivables") set forth on Schedule 1.02(b)(i)(a); and (b) the Net Profits (as defined below) associated with accounts receivable of the Company, other than the Selected Receivables and the accounts receivable related to the contract between the Company and MSS at Stennis dated July 18, 2006 (the "Stennis Receivable") (such accounts receivable, excluding the Selected Receivables and the Stennis Receivable, are hereinafter referred to as the "Company Receivables") actually earned and collected with respect to completed jobs only during the twenty-four (24) month period following the Closing Date (the "Collection Period").  To the extent any Company Receivables are not actually collected during the Collection Period, such Company Receivables (and the Net Profits with respect thereto) shall be retained by the Surviving Corporation.  For purposes of this Agreement, "Net Profits" with respect to collection of the Company Receivables or the Stennis Receivables (for purposes of Section 1.02(b)(v) below), shall be determined on an individual basis with respect to each Company Receivable that has been collected and is related to a completed job, or the Stennis Receivable, as applicable, and shall mean the amount by which revenues associated with such Company Receivable or Stennis Receivable (as applicable) exceeds all related direct costs and expenses, as finally determined by the Chief Financial Officer of Parent in accordance with generally accepted accounting principles consistently applied ("GAAP").  Payment of any portion of the Cash Consideration due to the Persons set forth on Schedule 1.02(b) for a subject Selected Receivable or Company Receivable shall be made within thirty (30) days following the occurrence of each of the following: (A) completion of the job associated with such Selected Receivable or Company Receivable, (B) the collection in full of such Selected Receivable or Company Receivable and (C) with respect to Company Receivables only, the determination of the Net Profits associated with such Company Receivable; provided, however, that such determinations required to be made by the Chief Financial Officer shall be made within sixty (60) days after completion of the job associated with such Company Receivable;

(ii)        1,500,000 shares (the "Shares") of Parent's unregistered and restricted common stock, par value $0.001 per share ("Parent Common Stock").  Within twelve (12) months following the Closing Date, Parent shall file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of the Shares, the Net Profit Shares (as defined in Section 1.02(b)(iii) below) and the Parent Common Stock issuable under the Warrants (as defined in Section 2.01(b)(iv) below) by the Persons set forth on Schedule 1.02(b);

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(iii)       up to (but not exceeding) an additional 900,000 shares of Parent Common Stock (the "Net Profit Shares") as are necessary to cause (x) the aggregate Fair Market Value (as defined below) of the Shares plus the Net Profit Shares then to be issued, to equal (y) the sum of One Dollar ($1.00) plus the total Cash Consideration paid to the Persons set forth on Schedule 1.02(b) (after taking into account any offset or indemnity claim); provided, however, that the aggregate Fair Market Value of the Shares plus the Net Profits Shares shall in no event exceed $9,000,001.  The Net Profit Shares shall become payable if, as and when the Cash Consideration paid in accordance with Section 1.02(b)(i) exceeds the Fair Market Value of the Shares determined on the Closing Date; Thus, if the Shares have a Fair Market Value of $5.37 per share, or an aggregate value of $8,055,000 on the Closing Date, then if, as and when Cash Consideration in excess of $8,055,000, is paid in accordance with Section 1.02(b)(i), the  Parent shall also issue and deliver concurrently with the Net Profit payment then due, that number of Net Profit Shares, calculated at Fair Market Value, that is equal to One Dollar ($1.00) plus the Net Profit payment then due.  For purposes of this Agreement, "Fair Market Value" of the Shares or the Net Profit Shares, as the case may be, shall mean the aggregate price of such Shares or Net Profit Shares calculated at the per-share closing price for the Parent Common Stock quoted on Nasdaq (or any other securities exchange or quotation system on which the Parent Common stock may then be traded or listed) on the day immediately preceding the issuance of such Shares or Net Profit Shares, as the case may be;

(iv)       Warrants exercisable for an aggregate of up to 2,000,000 additional shares of Parent Common Stock at an exercise price of $.01 per share (the "Warrants").  A warrant agreement issued by the Parent (the "Warrant Agreement") shall be issued at the Closing (as defined in Section 2.01 hereof) to the Persons set forth on Schedule 1.02(b)(iii) and the Warrants subject thereto shall vest (if at all) over a twenty-four (24) month period following the Effective Time; provided, that the Surviving Corporation must meet certain EBITDA targets within certain specified time periods in order for the Warrants to vest and become exercisable and shall be further subject to the terms and conditions set forth in the Warrant Agreement, such terms and conditions being described in the form of Warrant Agreement attached as Exhibit "B" to this Agreement; and

(v)        Cash equal to five percent (5%) (the "Profit Percentage") of the Net Profits derived from each of the Stennis Receivables that are actually collected by the Surviving Corporation.  Payment of any Profit Percentage due to the Company Members for each fiscal year in which Net Profits derived from the Stennis Receivable are collected shall be made within thirty (30) days following the completion of the job associated with the Stennis Receivable, the collection in full of the Stennis Receivable and the final determination of the Net Profits associated with the Stennis Receivable by the Chief Financial Officer of Parent.

The Cash Consideration, the Shares, the Net Profit Shares, the Warrants and the Profit Percentage payments are collectively referred to herein as the "Merger Consideration."

1.03     Adjustments.  In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Interests or Parent Common Stock occurring after the date hereof and prior to the Effective Time or the payment of the Net Profit Shares, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

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1.04     Effects of the Merger.

(a)        General.  At the Effective Time, the effect of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Louisiana Business Laws.  Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all liabilities and duties of the Company and Merger Sub will become the liabilities and duties of the Surviving Corporation, with the Business of the Company being segregated into and accounted for as a division of the Surviving Corporation.

(b)        Certificate of Incorporation.  The Certificate of Incorporation of Merger Sub immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.

(c)        Bylaws.  At the Effective Time, the Bylaws of Merger Sub will be amended, restated and superseded in their entirety by the Amended and Restated Bylaws of the Surviving Corporation, in the form approved by the board of directors of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof or as provided by law.

(d)        Directors and Officers.  At the Effective Time, (i) the initial directors of the Surviving Corporation will be the directors of Merger Sub immediately prior to the Effective Time, and the Surviving Corporation shall expand the number of members on the Board of Directors by one (1) member and appoint Sewell to the Board of the Surviving Corporation, in each case to serve until their respective successors are duly elected or appointed and qualified, and (ii) the initial officers of the Surviving Corporation will be the officers of Merger Sub immediately prior to the Effective Time except that Sewell shall be appointed as Chairman of the Surviving Corporation, in each case to serve until their respective successors are duly appointed.

1.05     Further Assurances.  The Company Members agree that if, at any time after the Effective Time, Parent believes or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation, Merger Sub or Parent title to any property or any right of the Company as provided herein, Parent and any of its officers are hereby authorized by the Company and the Company Members to execute and deliver all such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation, Merger Sub or Parent and otherwise to carry out the purposes of this Agreement, in the name of the Company, the Company Members or otherwise.

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1.06     Rights Not Transferable.  The rights of the Company Members as of immediately prior to the Effective Time, are personal to each such member and will not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution.  Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) will be null and void.

            1.07     Company References.  All references in this Agreement and the other Closing Documents (as defined in Section 8.01) to the Company shall refer to the Company and its predecessors-in-interest, and shall include without limitation, Associated Contractors LLC.

ARTICLE II
CLOSING

            2.01     Date, Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company, 1340 Poydras Street, Suite 1810, New Orleans, Louisiana 70112, at 10:00 a.m., local time, on the date in which the conditions set forth in Article VIII are satisfied, or at such other date, time or place fixed by mutual written consent of Parent and the Company, but in no event later than October 31, 2006 (the "Termination Date").  All proceedings to take place at the Closing shall take place simultaneously, and no delivery shall be considered to have been made until all such proceedings have been completed (the date of such Closing is referred to herein as the "Closing Date").

            2.02     Effective Time.  The transactions contemplated by this Agreement shall be deemed effective for all purposes as of 5:00 p.m., local New Orleans, Louisiana time, on the day that the Certificate of Merger is filed with the Louisiana Secretary of State (the "Effective Time"), unless otherwise mutually agreed in writing by the parties.

2.03     Conversion of Membership Interests.  At and after the Effective Time, each Company Interest will represent the right to receive the Merger Consideration as determined pursuant to Section 1.02(b), into which such Company Interest shall have been converted.  Immediately prior to the Effective Time, the Company will cause each Company Member to deliver a copy of its irrevocable instructions directing Parent's transfer agent to issue in the name of such Company Member or such Company Member's assigns, one or more certificate(s) representing such Company Member's share of the Shares.

2.04     Employment Agreement. At the Closing, Sewell shall enter into an Employment Agreement with the Surviving Corporation in the form attached as Exhibit "C".

            2.05     Non-Compete, Non-Hire and Non-Solicitation Agreement.  The Company shall cause all employees designated by Parent to deliver to Parent at the Closing, an execution counterpart to the Non-Compete, Non-Hire and Non-Solicitation Agreement, the form of which is attached as Exhibit "D" to this Agreement.

            2.06     Covenants and Further Assurance.  Each party shall, at any time and from time to time after the Closing Date, upon request of any other party and without further cost or expense to such other party, execute and deliver such instruments of conveyance and assignment and shall take such actions as such other party may reasonably request to more effectively carry out the transactions contemplated by this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY MEMBERS

In order to induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and each Company Member hereby jointly and severally represent and warrant as of the date hereof and as of the Closing Date, unless specifically stated otherwise below or as set forth in the Schedule of Exceptions delivered herewith, as follows:

            3.01     Organization and Good Standing; Power and Authority.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Louisiana.  The Company has full corporate power and authority to execute and deliver this Agreement, perform the Company' obligations hereunder, consummate the transactions contemplated hereby, and, except as set forth on Schedule 3.01, to operate the Business as it is now being conducted and own or lease the Company Assets (as defined in Section 3.05).  The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect (as defined below) upon the Business, the Company or the Company Assets. except as set forth on Schedule 3.01.

For the purposes of this Agreement, "Material Adverse Effect" means an event, change or effect (whether collectively or individually) that is material and adverse to the Business, the Company Assets, or the condition (financial or otherwise), results of operations, management, manner of conducting business, contractual rights, properties, liabilities or prospects of the Company or that would materially and adversely impact, affect or impair the consummation of the transactions contemplated by this Agreement.

            3.02     Authorization.  The Company is managed by a board of directors.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by the Company and the Company Members in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by (i) all necessary corporate and other action on the part of the Company and the board of directors of the Company, and (ii) the written consent of the Company Members.  This Agreement has been, and the other agreements and instruments to be executed and delivered by the Company and the Company Members in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by the Company, the requisite number of members of the board of directors of the Company (acting in such capacity) and the Company Members, and constitute, or, upon execution and delivery will constitute, the valid, legal and binding obligations of the Company, the board of directors of the Company and the Company Members, enforceable against the Company, the board of directors of the Company and the Company Members in accordance with their respective terms.

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3.03     Capitalization.  The membership interests of the Company are set forth on Schedule 3.03.  The Company Interests (i) are owned of record and beneficially by each Company Member in such percentages and in such classes set forth opposite such Company Member's name on Schedule 3.03, (ii) constitute all of the outstanding membership interests in the Company and (iii) are owned free and clear of all liens, prior assignments, security interests, charges, pledges, claims or encumbrances of any kind or character whatsoever (collectively, "Liens").  All of the issued and outstanding membership interests of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities.  None of such Company membership interests were issued in violation of any preemptive or subscription rights, rights of first refusal or similar rights of any individual, corporation, partnership, limited liability company or other legal entity (collectively, "Person") or any agreement or instrument to which the Company or any Company Member is a party or is bound.  No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any of its equity interests or obligates any Company Member to transfer any equity interests of the Company to any Person except pursuant to this Agreement, and no stock appreciation right or other similar right or other right of any nature whatsoever exists that entitles or could in the future entitle any Person to any amount of cash or other property from the Company based on the value of the Company's equity or the Merger.  All voting rights in the Company are vested exclusively in the Company's membership interests.  The unanimous vote of the Company Members and directors are the only votes necessary (under applicable law or otherwise) on the Company's behalf to approve this Agreement and the transactions contemplated by this Agreement.  There is no liability for dividends accrued and unpaid by the Company.  There is no operating agreement, limited liability company agreement, regulations or company agreement among the Company Members or otherwise with respect to the Company Interests, the Company or the Business.

            3.04     Subsidiaries.  The Company has no subsidiaries.  The Company has no equity interest, direct or indirect, in, or loans to, any Person.  The Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other Person.  The Company is not a shareholder in any corporation, a general or limited partner of any partnership or a member of any limited liability company.

3.05     Company Assets.  Schedule 3.05 sets forth a complete list, as of the Effective Time and as of the Closing Date, of the following assets, properties, rights and interests used by the Company in connection with the operation of the Business (all of which assets, rights and interests are hereinafter collectively referred to as the "Company Assets"):

            (a)        all tangible business and personal property with a fair market value in excess of $10,000.00, including, without limitation, equipment, vehicles, furniture, furnishings, machinery, computers and other tangible personal property of every description and kind, all of which are listed on Schedule 3.05(a) (collectively, the "Equipment");

            (b)        all cash on hand and in bank accounts, notes, accounts receivable and other short and long-term receivables of the Business, all of which are listed on Schedule 3.05(b) (the "Accounts Receivable");

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            (c)        all supplies, goods, and inventory used, useable or useful in respect of the Business with a fair market value in excess of $10,000.00, all of which are described on Schedule 3.05(c) (the "Inventory");

            (d)        all deposits, prepaid taxes and expenses, escrows and other advance payments relating to any expenses of the Business, all of which are listed on Schedule 3.05(d) (the "Prepaid Expenses");

            (e)        all computer software programs and licenses for the use thereof, all of which are listed on Schedule 3.05(e) (the "Computer Software");

            (f)         all personal property leases under which Company is the lessee of personal property, all of which are listed on Schedule 3.05(f) (collectively, the "Personal Property Leases").  The Company Assets subject to the Personal Property Leases are referred to in this Agreement as the "Leased Personal Property";

            (g)        all owned real property, all of which is described on Schedule 3.05(g)(i) (collectively, "Real Property") and all real property leases under which Company is the lessee of real property, all of which are listed on Schedule 3.05(g)(ii) (collectively, the "Real Property Leases").  The Company Assets subject to the Real Property Leases are referred to in this Agreement as the "Leased Real Property";

            (h)        a schedule of the work in progress (the "WIP") pursuant to all customer agreements and contracts, government contracts, sales commitments, purchase orders, and customer commitments entered into in the ordinary course of the Business, which is attached hereto as Schedule 3.05(h)(i), and a list of all contractors and subcontractors having worked for or provided services to Company or the Business in the twelve months preceding the Effective Time and the Closing Date, which is attached hereto as Schedule 3.05(h)(ii);

            (i)         the standard terms of all third‑party warranties, guaranties and service or replacement programs, all of which are described on Schedule 3.05(i) (collectively, the "Warranties");

            (j)         all licenses, contractor's licenses, business licenses, permits, approvals, variances, rights, certificates of occupancy, waivers and consents (collectively, the "Licenses") issued to the Company or any employee of the Company by any federal, state, county or local governmental entity or subdivision thereof or any authority, arbitrator, department, commission, board, bureau, body, agency, court or instrumentality thereof (each, a "Governmental Authority" and collectively, "Governmental Authorities") and used by the Company in connection with the operation of the Business, all of which are listed on Schedule 3.05(j);

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            (k)        all names, trade names, trademarks and service marks (or variations thereof) and websites and webpage addresses associated with the Business, including the name "Associated Contractors" and all intellectual property used in or associated with the Business listed on Schedule 3.05(k) (collectively, the "Intellectual Property");

            (l)         all telephone, telephone systems, pager and facsimile numbers utilized by the Company in connection with the operation of the Business listed on Schedule 3.05(l);

            (m)       all goodwill associated with the Business and the Company Assets in the amount set forth on Schedule 3.05(m);

(n)        all claims, actions, demands, and causes of action that relate to the Business described on Schedule 3.05(n); and

            (o)        all other material assets and property of every kind, character or description owned by the Company and used or held for use in the Business, wherever located and whether or not similar to the items specifically set forth above, all of which are described on Schedule 3.05(o).

            3.06     Conflicts: Defaults.

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(a)        The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by the Company and/or the Company Members do not, and the performance by the Company and/or the Company Members of their respective obligations hereunder and thereunder and the consummation by the Company and/or the Company Members of the transactions contemplated hereby or thereby, will not (i) violate, conflict with, or constitute a breach or default under any of the terms of the Company's organizational documents, all written agreements, contracts, government contracts, sales commitments, purchase orders, customer commitments, security agreements or instruments and undertakings entered into in the ordinary course of Business (collectively, the "Acquired Contracts"), or any License, patent, trademark, copyright or other Intellectual Property right of the Company, any Warranty, Computer Software, Personal Property Lease, Real Property Lease or any other obligation under or with respect to the Company Assets, (ii) result in the creation or imposition of any Liens in favor of any third party upon any of the Company Assets or the Business, (iii) except as set forth on Schedule 3.06(b), violate or require any authorization, approval, consent or other action by, or registration, declaration or filing with or notice to any Governmental Authority pursuant to any law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority affecting the Business or the Company Assets, or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which the Company is a party or by which the Company or any Company Asset is bound or affected, or give any third party (A) the right to terminate, cancel, modify or accelerate any obligation under, any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which the Company is a party or by which the Company or any Company Asset is bound or affected, or (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which the Company is a party or by which the Company or any Company Asset is bound or affected.  There is no pending or, to the best knowledge of the Company and the Company Members, threatened action, suit, claim, proceeding, inquiry or investigation before or by any Governmental Authority, involving the consummation of the transactions contemplated by this Agreement or that might reasonably be expected to affect the Merger, the right of the Surviving Corporation to own the Company Assets on or after the Effective Time or the right of the Surviving Corporation to operate the Business in substantially the manner in which it currently is operated.  Neither the Company nor any Company Member has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any contract, agreement, note, deed of trust, indenture, order, judgment or decree to which the Company is a party or by which the Company or any Company  Asset is bound or affected.

(b)        Except as set forth on Schedule 3.06(b), the Company is not required to prepare or submit any application, notice, report or other filing with, or obtain any consent, authorization, approval, registration or confirmation from, any Governmental Authority or third party in connection with the Merger, the execution, delivery or performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

            3.07     Absence of Undisclosed Information. Other than liabilities or obligations described in Schedule 3.07 and the other Schedules hereto, to the knowledge of the  Company and the Company Members, the Business and the Company Assets are not subject to (i) any liabilities or obligations of any nature, fixed or contingent, or any facts that might give rise to any such liabilities or obligations, which would cause a Material Adverse Effect, or (ii) any liabilities or adverse claims against or relating to the Company Assets or the Business.

            3.08     Financial  Statements.  The Company has heretofore delivered to Parent true and correct copies of (i) the Company's internal profit and loss statements dated as of September 30, 2006, which have not been either audited or reviewed, and (ii) a list of all checks of the Company written since inception of the Business (collectively, the "Financial Information").  The Financial Information: (a) has been consistently prepared in accordance with the books and records of the Company and under accepted accounting principles; (b) reflect and provide adequate reserves and disclosures in respect of all liabilities of the Business, including without limitation, all contingent liabilities at such date; and (c) present fairly the financial condition of the Business at such date and the results of operations and cash flows of the Business for the period then ended.

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            3.09     Adequacy of the Company Assets.  The Company has good and marketable title to all of the Company Assets, and the Company Assets are, or will be, upon consummation of the transactions contemplated by this Agreement, free and clear of all Liens, other than as set forth on Schedule 3.09.  The Company Assets include all Company Assets of every kind and description, personal or mixed, tangible or intangible, the use of which is reasonably necessary to enable the Surviving Corporation to conduct the Business as it has been conducted by the Company prior to the date hereof and prior to the Closing Date.  All of the Company Assets are in good operating condition and in a state of reasonable maintenance and repair.  There are no unpaid liabilities, claims or obligations arising from the ownership, use or operation of the Company Assets or the Business which could give rise to any mechanic's, materialman's or other statutory Lien against any of the Company Assets for which Parent or the Surviving Corporation could be held responsible, other than as set forth on Schedule 3.09.

            3.10     Personal Property Leases.  Schedule 3.05(f) sets forth a list and brief description of each Personal Property Lease or other agreement or right, whether written or oral (including in each case the rental rate, the expiration date thereof and a brief description of the property covered thereby) under which the Company is lessee of, or holds or operates any machinery, equipment, vehicle or other tangible personal property owned by a third party and used in connection with the Business.  All of such Personal Property Leases are valid and enforceable in accordance with their respective terms, and there is not under any of such Personal Property Leases, any material breach or default on the part of the Company or, to the best knowledge of the Company and the Company Members, any other party or any event that, with the giving of notice or lapse of time or both, would constitute such a material breach or default on the part of the Company or, to the best knowledge of the Company and the Company Members, on the part of any other party.

            3.11     Real Property Leases.  Schedule 3.05(g)(ii) sets forth a list and brief description of each Real Property Lease or other agreement or right, whether written or oral (including in each case the lease rate, the expiration date thereof and a brief description of the property covered thereby) under which the Company is lessee of, or holds or operates any real property owned by a third party and used in connection with the Business.  All of such Real Property Leases are valid and enforceable in accordance with their respective terms, and there is not under any of such Real Property Leases, any material breach or default on the part of the Company or, to the best knowledge of the Company and the Company Members, any other party or any event that, with the giving of notice or lapse of time or both, would constitute such a material breach or default on the part of the Company or, to the best knowledge of the Company and the Company  Members, on the part of any other party.

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            3.12     Contracts and Commitments.  Except as set forth in Schedule 3.12 to this Agreement, the Company is not, with respect to the Business or the Company Assets, a party to any written or oral (a) contract not made in the ordinary course of business, other than this Agreement; (b) consulting agreement or contract for the employment of any employee, consultant or other person on a full‑time, part‑time or consulting basis; (c) except for the Personal Property Leases set forth on Schedule 3.05(f) and the Real Property Leases set forth on Schedule 3.05(g)(ii), any contract or agreement relating to the lease of any property, real or personal, whether as lessor or lessee; (d) contract for the purchase or sale of real or personal property, goods or services, or capital or fixed assets, other than this Agreement; or (e) contracts or other agreements containing covenants under which the Business may not compete in any line of business or with any person or entity in any geographic area.  All Personal Property Leases, Real Property Leases and all Acquired Contracts are valid and enforceable in accordance with their respective terms.  Except as set forth in Schedule 3.12 hereto, the Company is not in breach of or in default under and, to the Company's and the Company Members' knowledge, no other party thereto is in breach of or default under, any of the Acquired Contracts, Personal Property Leases or Real Property Leases, and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default.  True, correct and complete copies of all the Acquired Contracts, the Personal Property Leases, the Real Property Leases and all contracts listed on Schedule 3.12 have been delivered to Parent.  Schedule 3.12 contains a complete and accurate list of all Acquired Contracts, and includes as to each Acquired Contract the percentage of total revenue billed and the percentage of total costs expended for each such Acquired Contract.

            3.13     Accounts Receivable.  On the Closing Date, the level of outstanding accounts receivable (including the Selected Receivables and the Company Receivables) for the Company (collectively, the "Accounts Receivable") shall be as is normal and customary in the ordinary course of business, consistent with past practices.  All collection efforts regarding the Accounts Receivable shall likewise be consistent with past practices.  All Accounts Receivable are payable in no less than 30 days after the date services were rendered or goods were delivered.  All Accounts Receivable of the Company are valid receivables subject to no setoffs or counterclaims and are current and will be collected within 365 days after the Closing Date (the "Collection Date").  To the extent any Accounts Receivable are not collected  on or before the Collection Date, Parent shall be entitled to offset such Accounts Receivable (the "Uncollected Receivables") against any Cash Consideration or Profit Percentage payments or against the Parent Shares issuable under the Warrant as set forth in the Warrant Agreement.

3.14     Intellectual Property.  Schedule 3.05(k) sets forth a complete and accurate list of all Intellectual Property owned, used, or licensed by the Company and a description of whether such Intellectual Property is owned or licensed by the Company.  Except as set forth on Schedule 3.14, the Company has the right to use such Intellectual Property and the current use by the Company of such Intellectual Property does not infringe upon the rights of any other Person.  To the best knowledge of the Company and the Company Members, no other Person is materially infringing upon the rights of the Company in any such Intellectual Property and no proceedings have been instituted, are pending or have been threatened by the Company, or except as set forth on Schedule 3.14, to the best knowledge of the Company and the Company Members, by a Person adverse to the Company, which challenge the validity, enforceability, use or ownership thereof.

3.15    Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any member or director thereof.

3.16    No Warranties.  The Company has never received a claim, and, to the Company's and the Company Members' knowledge, no claim is pending or has been threatened, under any guaranty, warranty, or other indemnity for any product sold or service provided by the Company.

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            3.17     Government Contracts.  The Company has never been, nor as a result of the consummation of the transactions contemplated by this Agreement is it reasonable to expect that the Company will be, suspended, prevented or debarred from bidding on contracts or subcontracts for any agency of the United States government or any state, county, city or other governmental entity, nor has such suspension, prevention or debarment been threatened or action for such suspension, prevention or debarment been commenced.  Except for customary billing audits conducted by the Federal Emergency Management Agency, neither the Company has ever been nor is the Company now being audited or investigated by the Federal Emergency Management Agency, United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government or any state, county, city or other governmental entity, nor has such audit or investigation been threatened.  To the best knowledge of the Company and the Company Members, there is no valid basis for the Company's or any Company Member's suspension, prevention or debarment from bidding on contracts or subcontracts for any agency of the United States government and there is no valid basis for a claim pursuant to an audit or investigation by the United States Government Accounting Office, the United States Department of Justice, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency or the inspector general of any agency of the United States government or any state, county, city or other governmental entity, or any prime contractor.  The Company has no obligation to renegotiate any United States government contracts or subcontracts or contracts with any state, county, city or other governmental entity.

3.18     Certain Payments.  Neither Company nor any of its directors, officers, affiliates or employees has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, in each case with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.  As used herein, the term "Affiliate" shall mean with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or under common control with such party.

            3.19     Corporate Documents.  The Company has provided to Parent complete and correct copies of each of the following:  (a) copies of the Certificate of Organization of the Company; (b) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Members and Managers of the Company and its predecessor limited liability company, committees of the directors of the Company and members of the Company and its predecessor limited liability company; (c) copies of the ledger, journal and other records reflecting all stock, equity and securities issuances and transfers thereof, all warrants, options, convertible securities and other rights to acquire securities of the Company, and all equity plans, equity-based compensation plans, stock, option and equity grants and agreements of the Company related thereto; and (d) all permits, orders and consents issued by any regulatory agency with respect to any securities of the Company, and all applications for such permits, orders and consents.

            3.20     Inventory.  The Company has no Inventory included in the Company Assets.

            3.21     Customers and Suppliers. The Company is not involved in any controversy with any of the customers or suppliers of the Business. Schedule 3.21 lists all current customers and suppliers of the Business (collectively, the "Customers").

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            3.22     Licenses.  The Company has all Licenses which are needed or required by law or any Governmental Authority to operate the Business or any ancillary services related thereto. Schedule 3.22 lists all such Licenses owned or held by the Company or any employee, officer, director or member of the Company, relating to the ownership or operation of the Business or the Company Assets, all of which are now and as of Closing shall be valid, in full force and effect.  All applications required to have been filed for the renewal of the Licenses have been duly filed on a timely basis, or with appropriate extensions, each with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Licenses have been duly made on a timely basis, each with the appropriate Governmental Authority.

            3.23     Regulatory Compliance.  The Company and the Business are in compliance with all applicable statutes, rules, regulations, and requirements of all Governmental Authorities having jurisdiction over the Business and the Company Assets and the operations of the Business, except where the failure to be in compliance will not result in a Material Adverse Effect.  The Company has timely filed all reports, data, and other information required to be filed with such Governmental Authorities.

            3.24     Compliance with Law. The Company is in compliance with all federal, state, local or foreign laws, statutes, ordinances, regulations, orders and other requirements of Governmental Authorities having jurisdiction over the Company Assets or the conduct of the Business, except where the failure to be in compliance will not result in a Material Adverse Effect.

            3.25     Litigation. Except as set forth on Schedule 3.25, there is no pending or, to the best knowledge of the Company and the Company Members, threatened litigation, action, suit, proceeding, claim, investigation, or administrative proceeding by or before any Governmental Authority, against, affecting, involving or relating to the Company, the Business or the Company Assets.

3.26     Taxes.

(a)                The Company is taxed as an "S" corporation for federal income tax purposes.  The Company has, or by the Closing Date will have, (i) timely filed all returns, schedules and declarations (including any withholding and information returns) required to be filed by any jurisdiction to which the Company is or has been subject with respect to any Taxes (as defined below), all of which returns, schedules and declarations are, or will, when filed by the applicable filing date (including any extensions thereof), be true, complete, accurate and correct in all material respects, (ii) paid in full all Taxes due and payable (or claimed to be due and payable by any federal, state, local or foreign Taxing authority), (iii) paid or finally settled all Tax deficiencies asserted or assessed against the Company, and (iv) made timely payments to the proper Governmental Authorities of the Taxes required to be deducted and withheld from the wages paid to its employees.

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(b)               The Company (i) is not delinquent in the payment of any Tax, (ii) has not been granted an extension of time to file any Tax return which has expired, or will expire, without such return having been filed, and (iii) has not granted to any other person or entity a power of attorney or similar authorization with respect to the settlement of its liability for Taxes.

(c)                No deficiencies for any Tax has been claimed, proposed or assessed (whether or not finally or tentatively, orally or in writing), no requests for waivers of the time to assess any deficiency for any Taxes are pending, and there are no pending or threatened Tax audits, investigations or claims for or relating to (i) the assessment or collection of Taxes, or (ii) a claim for refund made with respect to Taxes previously paid. There are no matters under discussion or dispute with any Governmental Authorities with respect to Taxes that may have been raised, nor are there any issues the Company or any Company Member is aware of that could be raised in the future, by any Taxing authority with respect to Taxes accruing on or prior to the Closing Date.

(d)               There are no Liens for Taxes upon the Company Assets except for statutory Liens for Taxes not yet due or delinquent. At the Effective Time, the Surviving Corporation will own the Company Assets free and clear of any such Liens.

(e)                As used in this Agreement, "Taxes" (and all derivations thereof) means all federal, state, local and foreign income, sales, use, property, payroll and other taxes imposed by any Governmental Authority with respect to the ownership, operation, transfer or use of the Business or the Company Assets, or in any other way relating to the Business or the Company Assets.

            3.27     Employees.  Schedule 3.27 contains a true and complete list of the names of each employee of the Business, disclosing each such employee's current aggregate annual cash compensation and the other material benefits of each employee of the Business.  Schedule 3.27 contains a list of all employment contracts, confidentiality agreements and non-compete agreements to which the Company is a party with respect to any of its employees, and all such agreements have been provided to the Company prior to the date of this Agreement.  No labor organization, collective bargaining representative or group represents or claims to represent any of the present employees of the Business.  To the knowledge of the Company and the Company Members, each employee of the Company is properly authorized by the United States government to work in the United States and the Company has duly verified the status of each such employee to work in the United States, including, where appropriate, verification that such employee's Form I-9 is issued, valid and current.  The Company has paid or has made proper accruals in the Financial Information or has otherwise disclosed in writing to Parent any and all employment related costs, obligations, and liabilities of the Business incurred on or prior to Closing or which relate to events, occurrences, conditions, actions, or inactions which took place or were in effect on or prior to Closing (whether or not reported, filed, billed, or paid for on or prior to Closing), including, without limitation, costs, obligations and liabilities relating to severance rights of employees of the Business (including those rights to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")), employment discrimination, unfair labor practices, wage and hour laws, health and safety, workers compensation, wrongful discharge, compensation, fringe benefits, insurance, employee benefit plans, pensions, retiree medical, severance pay, vacations, torts, accidents, disabilities, injuries, sickness, exposure to harmful conditions, breach of oral or written employment contracts or collective bargaining agreements, or breach of law, statute, judgment, decree, injunction, order, writ, rule or regulation of any Governmental Authority.

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3.28      Employee Benefit Plans.  Neither the Company nor its predecessor limited liability company has ever maintained any employee benefit plan.

            3.29     Employee Relations.  Except as set forth on Schedule 3.29, all employees of the Business are employees of the Company.  The relations of the Company with its employees are good.  There is no threatened employee strike, work stoppage, or labor dispute pertaining to the Business.  No union representation question exists respecting any employees of the Company.  No collective bargaining agreement, labor contract, letter of understanding, contract or any other arrangement, formal or informal, with any labor union or organization exists or is currently being negotiated by the Company, no demand has been made for recognition by a labor organization by or with respect to any employees of the Company, no union organizing activities by or with respect to any employees of the Company are, to the best knowledge of the Company, taking place, and none of the employees of the Company are represented by any labor union or organization.  There is no unfair practice claim against the Company before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Business, and none has occurred.  To the best knowledge of the Company and the Company Members, the Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.  To the best knowledge of the Company and the Company Members, the Company is not engaged in any unfair labor practices.  The Company has complied with all requirements of the Immigration Reform and Control Act of 1986.  There are no pending or, to the best knowledge of the Company, threatened EEOC or DFEH claims, OSHA complaints, DOL complaints, union grievances, wage and hour claims, unemployment compensation claims, workers, compensation claims or the like.

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            3.30     Environmental Laws.

            (a)        Neither the Company nor the Business is or has been (i) subject to any environmental hazards, risks, or liabilities, or (ii) in violation of any federal, state or local statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as supplemented and amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. Section 6901, et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, Federal Clean Water Act of 1977, 33 U.S.C. Section 1251, et seq.; Federal Hazardous Materials Transportation Act, 48 U.S.C. Section 1801, et seq.; Federal Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq.; and the Federal Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.  No Hazardous Substances (which for purposes of this Section 3.30 shall mean and include any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including without limitation CERCLA, ECRA, RCRA; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. 2601, et seq.; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives) have been and through the Closing Date will be, disposed of by the Company or released or discharged by the Company from or onto (including groundwater contamination) any Company Asset  or any place where the Business has been operated or services have been provided by the Company in violation of any applicable environmental statute, regulation, or ordinance.  Neither the Company, nor any Affiliate of the Company has allowed any Hazardous Substances to be discharged, possessed, managed, processed, or otherwise handled by or in connection with the Business in a manner which is in violation of applicable law, and the Company has complied and is compliant with all environmental laws applicable to any part of the Business.  The Company shall immediately notify Parent, in writing, should the Company, prior to the Closing Date, become aware of any lien, notice, litigation, or threat of litigation relating to any alleged unauthorized release of any Hazardous Substance or the existence of any Hazardous Substance with respect to the Business or any Company Asset; and shall promptly furnish Parent with copies of any correspondence, notices, or legal pleadings in connection therewith;

            (b)        Neither the Company nor its affiliates or agents have received any communication (written or oral) that alleges that the Company or the Business is not in compliance with all applicable environmental laws;

            (c)        The Company has obtained all environmental permits necessary for the operation of the Business and related activities, all such permits are in good standing and the Company is in compliance with all terms and conditions of its environmental permits; and

            (d)        To the knowledge of the Company and the Company Members, no location where the Business is or has been operated has ever been used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials.

            3.31     Insurance.  The Company maintains adequate liability, property and casualty, and other forms of insurance customary for businesses like the Company's Business, all on terms and conditions that are ordinary and customary for businesses such as the Business.  Schedule 3.31 lists all insurance policies covering the operations of the Business and the property insurance policies covering the Company Assets, all directors and officers' insurance policies, and any "key man" life insurance policies naming the Company as a beneficiary, including the policies' numbers, terms, identity of insurers, amounts and coverage.  All such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date.

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            3.32     Location of Property.  All of the items comprising the Company Assets are located at the Company's facilities as set forth on Schedule 3.32.  The Company shall not remove any of such Company Assets from such locations prior to the Effective Time without the prior written consent of Parent, except as may be required in the ordinary course of the Business.

            3.33     Independent Contractors.  The Company engages independent contractors and subcontractors (collectively, "Contractors") on a frequent basis to perform services related to the Company's business.  The Company's relationship with such Contractors is good.  To the best knowledge of the Company and the Company Members, each Contractor is in compliance with all federal and state laws respecting its status as Contractor of the Company and its performance of services for the Business.  Each Contractor's services to the Company are freely assignable, and the Company has no knowledge of any fact or circumstance in which Contractors would not agree to perform the services of the Business for the Surviving Corporation or for Parent.

3.34     Certain Transactions and Agreements.  Except as set forth on Schedule 3.34 or in the other Schedules to this Agreement, no Person who is a director, officer, Member or employee of the Company, or a member of any such director's, officer's, Member's or employee's immediate family, (a) has or ever has had any direct or indirect ownership, participation, royalty or other interest in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with the Company, the Parent or any of the Parent's subsidiaries (except with respect to any interest of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is or ever has been directly or indirectly interested in any contract to which the Company is or was a party or by which the Company or any Company Asset is, was or may be bound or affected, except for compensation for services as a director, officer, employee, manager or member of the Company as described on Schedule 3.34, (c) has ever had any interest in any property, real or personal, tangible or intangible, used in the Business, except for the normal and customary rights of a common shareholder, or (d) has or ever had, either directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to the Company any goods or services.

3.35     Board and Member Actions; Takeover Statutes.  The Company's board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Company's board of directors, has (i) determined that this Agreement and the Merger are in the best interests of the Company and the Company Members and are on terms that are fair to the Company Members, and (ii) approved, adopted and declared advisable this Agreement and approved and declared advisable the Merger.  The Company and its board of directors have taken all actions such that the restrictive provisions of any "fair price," "moratorium," "control share acquisition," "business combination," "interested shareholder" or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of the Company, will not be applicable to any of the Company, Parent or the Surviving Corporation or to the execution, delivery or performance of the transactions contemplated by this Agreement, or the Company Member Consent, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

3.36     Vote or Consent Required.  The unanimous vote or written consent of the Company Members is necessary to approve the Merger, this Agreement and, if required, all other agreements, transactions and actions contemplated hereby and thereby (the "Company Member Approval").  The execution of the Company Member Consent by the Company Members is sufficient for the Company Member Approval.

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            3.37     Brokers, Finders and Agents. Neither the Company nor any Company Member is directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

            3.38     Representation by Counsel, etc.  The Company and each Company Member represents that Parent or Parent's counsel have previously advised, and again hereby advise, prior to the execution of this Agreement and all documents executed in conjunction with this Agreement, that the Company seek the advice of an attorney and an accountant in connection with this Agreement and the transactions contemplated hereby.  The Company and each Company Member hereby confirms that they have each had the opportunity to seek the advice of an attorney and an accountant of his or its choice in connection with this Agreement and the transactions contemplated hereby.

3.39     Full Disclosure. The information provided to Parent and to be provided by the Company and the Company Members in this Agreement and in the Schedules attached hereto or any other writing pursuant hereto (including the representations and warranties contained in this Article III), does not and will not contain any untrue statement of a material fact and does not and will not omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.  Copies of all statements, reports, documents and other materials heretofore or hereafter delivered or made available to Parent pursuant hereto and thereto, were or will be at the time of their delivery to Parent true, complete and accurate copies of such statements, reports, documents and other materials.

ARTICLE IV
INVESTMENT REPRESENTATIONS AND WARRANTIES OF
THE COMPANY MEMBERS

In order to induce Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, each Company Member, severally but not jointly, hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

4.01     Securities and Investment Representations.  Each Company Member is acquiring and shall acquire the Shares, the Net Profit Shares and the Warrants, and the shares of Parent Common Stock subject to the Warrants (collectively, the "Securities") for investment purposes and not with a present view to, or for sale in connection with, a distribution thereof within the meaning of the Securities Act.  Each Company Member understands that he or it may not be able to sell or otherwise dispose of the Securities, and accordingly he or it might need to bear the economic risk of this investment indefinitely.  Each Company Member understands that the Securities have not been registered under the Securities Act or any state securities laws as of the Closing Date and are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws, and that Parent and Merger Sub are relying upon the truth and accuracy of the representations and warranties of the Company Members set forth herein in order to determine the availability of such exemptions and the eligibility of each Company Member to acquire the Securities.  The Company Members have been furnished all documents relating to the business, finances and operations of Parent that the Company Members have requested from Parent and has evaluated the risks and merits associated with an investment in the Securities to his satisfaction.  The Company Members have been afforded the opportunity to ask questions of Parent's representatives concerning Parent in making the decision to acquire the Securities, and such questions have been answered to its satisfaction.  Each Company Member is familiar with Regulation D under the Securities Act and is an "accredited investor" as defined in Rule 501 under Regulation D of the Securities Act.  The Company Members are capable of evaluating the merits and risks of an investment in the Securities.  The Company Members shall comply with all applicable state and federal securities laws with respect to their ownership of the Securities.

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            4.02     Restrictions on Transfer.  Parent has agreed pursuant to Section 1.02(b)(ii) to file a registration statement under the Securities Act to register the resale by the Persons set forth on Schedule 1.02(b)(ii) of the Securities on or prior to the first anniversary date of the Closing Date.  The Company Members covenant and agree that they shall not transfer any of the Securities until such Securities are registered under the Securities Act or unless an exemption from registration and qualification requirements is available under the Securities Act and applicable state securities laws and Parent has received an opinion of counsel satisfactory to it stating that such registration and qualification is not required.  The Company Members understand that certificates representing the Securities shall bear the following or a substantially similar, legend until such time as they may be sold without volume or other limitations under Rule 144 promulgated under the Securities Act:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED EXCEPT PURSUANT TO REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO HOME SOLUTIONS OF AMERICA, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

In order to induce the Company and the Company Members to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub, severally and jointly with each other, hereby represent and warrant as of the date hereof and as of the Closing Date as follows:

5.01     Organization and Good Standing; Power and Authority.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana.  Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement, perform Parent's and Merger Sub's respective obligations hereunder, and consummate the transactions contemplated hereby.  Parent and Merger Sub are qualified to do business and are in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect upon Parent and Merger Sub.

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            5.02     Authorization.  The execution, delivery and performance of this Agreement and all other agreements and instruments executed and delivered by Parent and Merger Sub in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub.  This Agreement has been, and the other agreements and instruments to be executed and delivered by Parent and Merger Sub in connection herewith will be, on or prior to the Closing Date, duly executed and delivered by Parent and Merger Sub, and constitute, or, upon execution and delivery will constitute, the valid, legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms.

5.03     No Consents.  Except for applicable requirements of the Securities Act, the Exchange Act of 1934, as amended (the "Exchange Act"), Nasdaq or such other exchange or national quotation system on which Parent's capital stock is listed or quoted, and the filing of the Certificate of Merger or any other filings as required by the Delaware General Corporations Act or the Louisiana Business Laws, Parent and Merger Sub are not required to submit any notice, report or other filing with any Governmental Agency in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

            5.04     No Violation. Except as set forth on Schedule 5.04 and to Parent's and Merger Sub's knowledge, the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of Parent and Merger Sub, (ii) violate or conflict with any federal, state or local law, statute, ordinance, rule, regulation or any decree, writ, injunction, judgment or order of any court or administrative or other Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Parent or Merger Sub and that would otherwise adversely affect Parent's and Merger Sub's ability to perform under this Agreement; or (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority, any court or tribunal or any other Person.

5.05     Brokers, Finders and Agents.  Except as set forth on Schedule 5.05, neither Parent nor Merger Sub is directly or indirectly obligated to anyone as a broker, finder, agent or in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

5.06     Materials Delivered and Filed.  The information about Parent's financial condition, business and prospects filed by Parent with the Securities and Exchange Commission does not and will not contain any untrue statement of a material fact and does not and will not omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

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5.07     Due Diligence.  Parent and Merger Sub have conducted such independent investigation into the business and affairs of the Company as Parent and Merger Sub have deemed appropriate.

ARTICLE VI
PRE-CLOSING COVENANTS

            6.01     Access and Information.  The Company shall afford to Parent and Parent's accountants, counsel and other representatives full and reasonable access from time to time during normal business hours throughout the period from the date hereof through the Closing Date to the Company's properties, books, contracts, commitments, personnel and records relating to the Business and the Company Assets, and, during such period, the Company will (or will cause its representatives to) furnish to Parent and Parent's accountants, counsel and other representatives copies of such documents and all such other information concerning the Company Assets, and the operations, properties and personnel of the Business as Parent may reasonably request.  The Company shall also promptly provide the information set forth in the preceding sentence as well as any other information that Parent or its accountants, counsel and other representatives deem necessary to complete any filings necessary under the Securities Act or the Exchange Act.

            6.02     Conduct of the Business Pending Closing.  From the date hereof through the Closing Date:

            (a)        Ordinary Course of Business.  The Company shall use all reasonable efforts to preserve the business organization of the Business intact, to keep available to the Business the services of all current employees and to preserve for Parent the goodwill of the suppliers, customers, employees and others having business relations with the Business;

            (b)        Operation of Business.  The Company shall continue the operation of the Business in the ordinary course and consistent with past practices, and maintain the assets, properties and rights of the Business (including, without limitation, the Company Assets) in good order and condition, subject to ordinary wear and tear;

            (c)        Material Contracts.  The Company shall not enter into any contract, purchase order or other commitment directly or indirectly affecting the Company Assets or the Business, except contracts and commitments entered into in the ordinary course of business consistent with past practices, which is freely transferable to Parent without the consent of any party, and with respect to which the Company has provided full disclosure to Parent;

            (d)        Material Adverse Effect.  The Company shall give prompt written notice (but not later than five (5) days after the occurrence thereof) to Parent of any (i) Material Adverse Effect; and (ii) change that would render any representation or warranty made by the Company or the Company Members hereunder untrue or incomplete in any material respect as of the date of such change;

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            (e)        No Distributions.  The Company shall not pay, declare or make any dividend or distribution of stock, cash, property or other securities to its members;

            (f)         Compliance with Representations and Warranties. Without limiting the foregoing, except as otherwise expressly provided in this Agreement, the Company shall not take any action or permit to occur any event, directly or indirectly within the control of the Company, that would cause any representation or warranty contained herein to be inaccurate or untrue on or before the Closing Date;

            (g)        Continued Maintenance.  >From the date of execution of this Agreement through the Closing Date, the Company shall continue to maintain the Company Assets in the ordinary course of business; and

            (h)        Consents.  The Company shall endeavor to use its best efforts to obtain all consents and approvals all third parties and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.  All of the Company Members shall have executed the Company Member Consent.

            6.03     Exclusivity. >From and after the date hereof through the Closing Date, neither the Company nor any of its affiliates, partners, members, officers, directors, employees, or agents, shall, directly or indirectly, solicit, initiate or engage in or continue (including without limitation, furnishing any information concerning the Company Assets or the Business) discussions, inquiries or proposals, or enter into any negotiations for the purpose or with the intention of leading to any proposal, concerning the acquisition or purchase by any other party of the Business.

6.04          Noncompetition and Nonsolicitation.  Each of the Company Members agrees to the following:

(a)        Noncompete.  For a period of two years after the Closing Date, each of the Company Members (including each of the Company Members' affiliates), will not, directly or indirectly, on behalf of himself/itself or any other person or entity, carry on, engage in, invest in, be interested in, own, manage, operate, finance, control, be employed by, associated with, or in any manner connected with (other than merely holding interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), any business in the Market Area (defined below) that is the same as or similar to the Business of the Company.

(b)        Solicitation of Customers.  For a period of two years after the Closing Date, each of the Company Members (including each of the Company Members' affiliates), will not, directly or indirectly, on behalf of himself/itself or any other person or entity, solicit a Current Customer (defined below) in the Market Area, for the purpose of conducting business that is the same as or similar to the Business of the Company.

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(c)        Solicitation of Employees.  For a period of two years after the Closing Date, each of the Company Members (including each of the Company Members' affiliates), will not, directly or indirectly, on behalf of himself/itself or any other person or entity, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, from the employment by Parent, Merger Sub, the Company or any of their respective affiliates, any person then employed, or employed within the previous year, by any of such entities.

(d)        Market Area.  For purposes of this Section 6.04, the term "Market Area" means all parishes and municipalities in which the Company carries on its Business, including, but not limited to, the following: (i) Louisiana parishes and municipalities in St. Tammany, Orleans, Jefferson, Plaquemines, St. Bernard, St. Charles and Lafourche, and (ii) the Mississippi counties of Harrison and Hancock.

            (e)        Current Customer.  For purposes of this Agreement, "Current Customer" shall mean any person or entity who is currently utilizing any product or service sold or provided by the Employer or any member of the Employer Group through any facility managed and/or overseen by the Executive; any person or entity who utilized any such product or service within the previous twelve (12) months; and any person or entity with whom the Employer or any member of the Employer Group is currently conducting negotiations concerning the utilization of such products or services.

(f)         Remedies.  Each Company Member (including each of the Company Members' affiliates) recognizes and acknowledges that the ascertainment of damages in the event of his/its breach of this Section 6.04 would be difficult, and each of the Company Members agrees that Parent, Merger Sub and the Company, in addition to all other remedies they may have, shall have the right to injunctive relief if there is such a breach of this Section 6.04.

            6.05     Confidentiality.  After the Closing, the Company Members will hold in confidence and will not use, duplicate, reproduce, distribute, disclose or otherwise disseminate any information related to the Business, the Company Assets, the Surviving Corporation, the Company or Parent, or any of their respective affiliates.  Notwithstanding the foregoing, if any Company Member determines that he or it is required by law to disclose any proprietary information, he will not make such disclosure unless (and then only to the extent that) he has been advised by legal counsel that such disclosure is required by law and then only after prior written notice is given to Parent that such disclosure has been requested and is required by law.

ARTICLE VII
POST-CLOSING AND OTHER AGREEMENTS OF THE COMPANY AND PARENT

            7.01     Reasonable Efforts.  The Company and Parent agree that prior to and after the Closing, they will each use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all necessary steps to insure that all payments made under Section 1.02 (b)(i) will be characterized as Merger Consideration.

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            7.02     Casualty.  If, prior to the Closing, the Business or any Company Asset sustains damage or destruction by fire or other casualty that the Company does not completely repair prior to Closing and that would otherwise result in a Material Adverse Effect, Parent may elect to either (i) terminate this Agreement as provided in Section 9.01(b) by providing written notice thereof to the Company, or (ii) consummate the transactions contemplated by this Agreement subject to a mutually agreeable adjustment in the Merger Consideration to reflect such unrepaired casualty loss insurance.

            7.03     Board Seat.  At the Closing, the Parent's Board of Directors shall (i) expand the current number of members on the Board of Directors by one (1) member, and (ii) appoint Sewell to fill the newly created board seat for the remainder of the current board term (the "Current Term").

            7.04     Compliance With Securities Laws. The Company Members shall comply with all federal and state securities laws under the Securities Act, the Exchange Act and applicable state securities laws with respect to their ownership of the Securities, and shall file any and all schedules, forms, certificates, instruments and documents required thereby, including, without limitation, Schedule 13D, Form 3, Form 4, and such other schedules, form(s) and reports as may be required.

7.05     Line of Credit.  Parent shall cause to be provided or make available to the Surviving Corporation, a line of credit of at least $15,000,000, the proceeds of which shall be used for operational activities of the Surviving Corporation and shall be repaid from the revenues of the Surviving Corporation, including, without limitation, providing bonding for certain projects, acquiring assets and other materials necessary for the operation of the Business and for general working capital purposes.

7.06     Release of Company Members from Company Liabilities.  Parent and the Surviving Corporation shall fully indemnify and hold harmless S. Scott Sewell, William Aaron Bennett and William Edwards (the "Member Guarantors") for any personal liability or claim that may be brought against the Member Guarantors with respect to any deposit, bonding and other agreements of the Company prior to Closing whereby the Member Guarantors have guaranteed (the "Guarantees") the obligations of the Company or are otherwise bound on behalf of the Company or the Surviving Corporation that has not otherwise been released.  A list of all such Guarantees is set forth on Schedule 7.06 of this Agreement.  After the Closing, the Surviving Corporation will use its commercially reasonable efforts to cause the Member Guarantors to be released from the Guarantees.

7.07     Joint Venture with BNOB.  Within thirty (30) days of the Closing, BNOB shall enter into a joint venture agreement with the Surviving Corporation on terms and conditions satisfactory to the Surviving Corporation whereby, among other things, BNOB shall grant a right of first refusal to the Surviving Corporation on all construction or contracting work bid by a bona fide third party and to be performed on any project undertaken by BNOB.

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            7.08     Enforceability.  The parties agree that in the event this Agreement in its entirety or any term or provisions hereof is determined to be unenforceable under applicable law, then the parties shall enter into, execute and deliver to the other parties, an amendment to this Agreement for the purpose of making this Agreement enforceable under applicable law; provided, that notwithstanding the foregoing, if the transactions contemplated by this Agreement are unwound for any reason, any portion of the Merger Consideration paid to or at the direction of the  Company Members shall be repaid to the Parent.

ARTICLE VIII
CONDITIONS TO CLOSING

            8.01     Obligation of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions (any of which may be waived in writing, in whole or in part, by Parent and Merger Sub):

            (a)        Representations and Warranties; Performance. The representations and warranties of the Company and the Company Members set forth in this Agreement shall be true, correct and complete as of the Closing Date (as though such representations and warranties were made anew at and as of such date), and the Company shall have duly performed in all material respects all agreements and covenants herein required to be performed by the Company on or before the Closing Date.

            (b)        Certificate. The Company and the Company Members shall have furnished a certificate, executed on behalf of the Company and the Company Members, confirming the matters expressed in Section 8.01(a) hereof.

            (c)        Company Status.  The Company shall have furnished to Parent (i) certificates of the Secretary of State of Louisiana, dated as of a date not more than twenty (20) business days prior to the Closing Date, attesting to the organization, existence and good standing of the Company, and (ii) a copy certified by the Secretary of State of Louisiana, dated as of a date not more than twenty (20) business days prior to the Closing Date, of the Company's articles or certificate of organization together with all amendments.

            (d)        Board and Member Approval.  This Agreement and the Closing Documents will have been approved and adopted, and the Merger will have been approved, by the board of directors of the Company and all of the Company Members, and the Company shall have delivered to Parent a copy, certified by the Secretary of the Company, of the written consent of the board of directors of the Company, and Company Member Consent duly executed by all Company Members, authorizing the transactions contemplated by this Agreement and the other Closing Documents.

            (e)        Consents and Approvals. All consents and approvals of third parties, including the Company's lenders, parties to the Acquired Contracts and Governmental Authorities, shall have been obtained by the Company and delivered to Parent.

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            (f)         Transfer Documents.  Parent shall have received from each Company Member an assignment in blank of such Company Member's Company Interest as well as a copy of each Company Member's irrevocable written instructions directing Parent to issue the Merger Consideration to the Persons set forth on Schedule 1.02(b), in the amounts and/or percentages set forth on Schedule 1.02(b).

            (g)        Employment Matters. Parent shall have received the executed Employment Agreement from Stephen Scott Sewell, and an execution counterpart to the Non-Compete, Non-Hire and Non-Solicitation Agreement from each employee of the Company designated by Parent, a form of which is attached as Exhibit "D" to this Agreement.

            (h)        No Material Adverse Effect or Litigation.  There shall not have occurred any Material Adverse Effect.  There shall be no pending or threatened litigation affecting the Company, any Company Member or the Company Assets that would result in a Material Adverse Effect.

            (i)         Approval of Listing Application.  If any listing application or notice is required to be filed with Nasdaq with respect to the Merger, the issuance of the Securities or this Agreement, such application or notice shall have been approved by Nasdaq, all applicable waiting periods shall have expired, and Parent shall have taken all other actions required by Nasdaq with respect to the Merger, the issuance of the Securities or this Agreement.

            (j)         FIRPTA Documentation.  Parent will have received from the Company FIRPTA documentation, including a notice to the Internal Revenue Service, in accordance with the requirements of Section 1.897 2(h)(2) of the Regulations, in substantially the form attached hereto as Exhibit "E", dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing.

            (k)        Opinion of Counsel.  Parent will have received from counsel to the Company and the Company Members, an opinion of counsel that the Merger will be effective upon the filing of the Certificate of Merger with the Louisiana Secretary of State, in the form agreed to by counsel for Parent and Merger Sub.

            (l)         Closing Deliveries.  Purchaser shall have received originals, duly executed by the Company and others, as appropriate, of the Employment Agreement, the Non-Compete, the Non-Hire and Non-Solicitation Agreements, and the Certificate of Merger (collectively, the "Closing Documents").

            8.02     Obligation of the Company and the Company Members. The obligation of the Company and the Company Members to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions (any of which may be waived in writing, in whole or in part, by the Company and the Company Members):

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            (a)        Representations and Warranties; Performance. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true, correct and complete as of the Closing Date (as though such representations and warranties were made anew at and as of such date) except with respect to the effect of transactions specifically permitted by the provisions of this Agreement, and Parent and Merger Sub shall have duly performed in all material respects all agreements and covenants herein required to be performed by Parent and Merger Sub on or before the Closing Date.

            (b)        Officer's Certificate. Parent and Merger Sub shall have furnished a certificate, executed on behalf of Parent and Merger Sub, confirming the matters expressed in Section 8.02(a) hereof with respect to Parent and Merger Sub.

            (c)        Authority.  Parent and Merger Sub shall have each furnished to the Company (i) certificates of the Secretary of State of Delaware and Louisiana, respectively, dated as of a date not more than twenty (20) business days prior to the Closing Date, attesting to the organization, existence and good standing of each of Parent and Merger Sub, (ii) a copy certified by the Secretary of State of Delaware and the Secretary of State of Louisiana, as applicable, dated as of a date not more than twenty (20) business days prior to the Closing Date, of each of Parent's and Merger Sub's Articles or Certificate of Incorporation together with all amendments, (iii) a copy certified by the Secretary of Parent and Merger Sub, of the Bylaws of each or Parent and Merger Sub, as amended and in effect as of the Closing Date, and (iv) a copy, certified by the Secretary of Parent and Merger Sub, of resolutions duly adopted by the Board of Directors of each of Parent and Merger Sub duly authorizing the transactions contemplated by this Agreement.

(d)        Consents and Approvals. All material consents and approvals of third parties and Governmental Authorities that shall be required by Parent or Merger Sub to consummate the transactions contemplated hereby shall have been obtained, other than the written consent of Texas Capital Bank.

(e)        Share Issuance Instructions.  Parent shall have issued irrevocable instructions to Parent's transfer agent authorizing and directing the issuance of the Shares to the Persons set forth on Schedule 1.02(b).

(f)         Delivery of Documents.  Parent shall have executed and delivered the Warrant Agreement, and Parent and Merger Sub shall have executed and delivered the Employment Agreement.

ARTICLE IX
TERMINATION OF AGREEMENT

9.01     Termination of Agreement.        This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time on or prior to the Closing as follows:

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            (a)         by the written consent of Parent and the Company;

            (b)        by Parent, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of the Company or the Company Members set forth in this Agreement, which inaccuracy is not capable of being cured by the Termination Date, (ii) if there has been a breach in any material respect of a covenant of the Company or the Company Members, or a failure in any material respect on the part of the Company or the  Company Members to comply with their respective obligations hereunder, and such breach or failure is not capable of being cured by the Termination Date; (iii) if there occurs any casualty with respect to the Business or any Company Asset as described in Section 7.02, or (iv) if any Schedule or any proposed supplement, change or amendment to any Schedule submitted by the Company to Parent is unacceptable to Parent;

            (c)        by Parent if any of the conditions set forth in Section 8.01 hereof are not satisfied on or before the Termination Date;

            (d)        by the Company, (i) if there is or occurs an inaccuracy in any material respect in the representations and warranties of Parent set forth in this Agreement, which inaccuracy is not capable of being cured by the Termination Date, or (ii) if there has been a breach in any material respect on the part of Parent to comply with its obligations hereunder, and such breach or failure is not capable of being cured by the Termination Date;

            (e)        by the Company if any of the conditions set forth in Section 8.02 hereof are not satisfied on or before the Termination Date; or

            (f)         by Parent or the Company if the Closing Date shall not have occurred before the Termination Date for any reason other than the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations hereunder or the breach or inaccuracy in any material respect of a representation or warranty made by such party after receiving notice of such failure to perform or breach and such party fails to use good faith efforts to timely perform or cure such breach; provided, that, any such failure, breach or inaccuracy by the Company, any Company Member or Parent shall be deemed a failure, breach or inaccuracy by the Company or Parent, respectively, for purposes of this subsection (f).

            9.02     Obligations Upon Termination.  Except for the obligations provided in Sections 6.05 and 11.02 hereof, in the event that this Agreement is terminated pursuant to the provisions of Section 9.01(a), (c), (e), or (f) hereof, neither party shall have any further obligation to the other. If either party shall terminate this Agreement (a) pursuant to Section 9.01(b) or (d) hereof or (b) pursuant to Section 9.01(c) or (e) hereof because a condition to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue any and all rights it may have at law or equity or hereunder shall survive unimpaired.

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ARTICLE X
INDEMNIFICATION

            10.01   Agreement to Indemnify.

(a)        Each Company Member will severally, and not jointly, based on each Company Member's Share of the Consideration as set forth on Schedule 1.2(c), indemnify and hold harmless Parent, the Surviving Corporation and their respective directors, officers, agents, representatives, shareholders and employees, and each Person, if any, who controls or may control Parent or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Person" and, collectively, the "Indemnified Persons"), from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees, other professionals' and experts' reasonable fees, and court or arbitration costs (collectively, "Damages"), arising out of, in connection with or resulting from:  (i) any inaccuracy, misrepresentation or default in, or breach of, any of the representations or warranties given or made by the Company or the Company Members in this Agreement, the Schedules or any document delivered in connection with the Merger; (ii) any default in, or breach of, any of the covenants made by the Company or any Company  Member in this Agreement, the Schedules or any other document delivered in connection with the Merger; (iii) any authorization and/or issuance of any Company membership interests by the Company on or prior to the Closing Date; (iv) any statements, errors or omissions contained in or omitted from the information provided by the  Company to the Company Members in connection with the Merger, or the Company Member Consent; (v) any and all Taxes that may be imposed in connection with the Merger or otherwise as a result of the transaction contemplated by this Agreement; and (vi) any untrue statement (or alleged untrue statement) of a material fact as provided by the Company and/or any Company Member that is provided to Parent by the Company Members for the purpose of being contained in any registration statement, prospectus, offering circular or other document with respect to Parent's registration of the Shares, or contained in any filing made in connection with the transaction contemplated by this Agreement, or any failure (or alleged failure) by the Company or any Company Member to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading.  In determining the amount of any Damages in respect of any inaccuracy, misrepresentation or default in, or breach of, any representation, warranty or covenant, any materiality standard or qualification contained in such representation or warranty shall not apply to any calculation of Damages.  Parent and/or the Surviving Corporation, in their sole and absolute discretion, may apply and set off any Uncollected Receivables or indemnification obligations of the Company Members pursuant to this Section 10.01 against the amounts due and owing under the Cash Consideration and the Profit Percentage payments or against the Parent Shares issuable under the Warrant as set forth in the Warrant Agreement, in each case in satisfaction of such Uncollected Receivables or indemnification obligations.

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(b)        Each Company Member will severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of any failure of such Company Member to have good and valid title to the Membership Interests held by such Company Member.

10.02   Notification of Claim.  Each indemnified party under this Article X will promptly, and within ten (10) days after notice to such indemnified party of any claim as to which it asserts a claim for indemnification, notify the indemnifying party of such claim and the amount thereof; provided, however, that the failure to give such notification shall not relieve the indemnifying party from any liability which it may have pursuant to the provisions of this Article X as long as the failure to give such notice within such time is not prejudicial to the indemnifying party.  Notice to an indemnified party for the purpose of the preceding sentence shall mean the filing of any legal action, receipt of any claim in writing or similar form of actual notice.

            10.03   Defense of Claim.  If any claim for indemnification by any indemnified party arises out of a claim by a person other than such indemnified party, the indemnifying party may, by written notice to the indemnified party, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the indemnified party and take all other steps or proceedings to settle or contest such claim, including without limitation the employment of counsel; provided, however, that the indemnifying party shall reasonably consider the advice of the indemnified party as to the defense and settlement of such claim and the indemnified party shall have the right to participate, at its own expense, in such defense, but control of such litigation and settlement shall remain with the indemnifying party.  The indemnified party shall provide all reasonable cooperation in connection with any such defense by the indemnifying party.  Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the indemnifying party.  If any such claim is made hereunder and the indemnifying party elects not to undertake the defense thereof by written notice to the indemnified party, the indemnified party shall be entitled to indemnification with respect thereto pursuant to the terms of this Article X.  To the extent that the indemnifying party undertakes the defense of such claim by written notice to the indemnified party and diligently pursues such defense at its expense, the indemnified party shall be entitled to indemnification hereunder only to the extent that such defense is unsuccessful as determined by a final judgment of a court of competent jurisdiction, or by written acknowledgment of the parties.

            10.04   Limitations on Indemnification Obligations.  The Company Members' obligations under this Article X shall be limited as follows:

(a)        any claim brought by an Indemnified Party must be brought no later than December 31, 2007; provided, that any claim relating to the representations and warranties contained in Sections 3.09, 3.22, 3.24, 3.26 and 3.30 of this Agreement and the covenants and agreements contained in Section 7.08 of this Agreement shall have no limitation on when such claims are made;

(b)        a Company Member is only liable under this Article X if, and only to the extent that, the aggregate Damages exceeds $100,000, at which time the Company Members shall be liable for all Damages incurred by an Indemnified Person; and

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(c)        notwithstanding any other provision of Article X, the Company Members shall not be liable under this Article X for Damages associated with an Uncollected Receivable to the extent that a portion of the Cash Consideration was not paid to the Persons set forth on Schedule 1.02(b) as a direct result of the Surviving Corporation's failure to collect such Uncollected Receivable.

10.05   Other Remedies.  The remedies of each party to this Agreement as provided in this Agreement are cumulative and not exclusive of any remedies provided by law. In addition, the parties acknowledge that the acquisition of the Business is a unique opportunity and that any breach of this Agreement by the Company or by Parent may not be adequately compensated by damages. Accordingly, in such event, Parent and any Company Member shall be entitled, in addition to any other remedies that it may have, to enforce this Agreement by a decree of specific performance.

ARTICLE XI
MISCELLANEOUS

            11.01   Survival. All representations and warranties contained in this Agreement, any Exhibit or Schedule hereto or any document delivered in connection with the transactions contemplated hereby shall survive the consummation of the transactions contemplated by this Agreement and any investigation on the part of the parties hereto and shall continue in full force and effect after the Closing for a period of three (3) years from the Closing; provided, however, that the representations and warranties contained in Sections 3.09, 3.22, 3.24, 3.26 and 3.30, as well as all covenants and agreements of the parties hereto set forth in this Agreement shall survive indefinitely.

11.02   Expenses. Each of the parties hereto shall pay the fees and expenses of its own counsel, and all other expenses incurred by such party incident to the negotiation, preparation, execution, consummation, and performance of this Agreement and the transactions contemplated hereby.

            11.03   Publicity.  Except as otherwise required by law, the Company and the Company Members shall not issue any press release or make any other public statement, in either case related to, in connection with or arising out of this Agreement or any of the documents or instruments delivered pursuant to this Agreement, or the matters contained herein or therein, without obtaining the prior written approval of Parent including, without limitation, as to the issuance of such press release or public statement, or the contents and the manner of presentation and publication thereof.

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            11.04   Arbitration.       The parties shall use their respective best efforts to settle amicably any disputes, differences or controversies arising between the parties out of or in connection with or in respect of this Agreement.  However, if not so settled then the same shall be submitted to arbitration and, to the fullest extent permitted by law, be solely and finally settled by arbitration, except as specifically provided otherwise in any written agreement among the parties.  All arbitration proceedings shall be held in Houston, Texas, and shall be conducted before a single arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and any order of enforcement as the case may be.

            11.05   Attorneys' Fees. In the event that any action or proceeding, including arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the prevailing party in such action, proceeding or arbitration may receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration its costs and attorneys' fees as determined by the person or body making such award, judgment, decision or resolution.  Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

            11.06   Notices. All notices, requests and other communications under this Agreement shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given if delivered personally, or sent by either certified or registered mail, return receipt requested, postage prepaid, by overnight courier guaranteeing next day delivery, or by facsimile, addressed as follows:

            (a)        If to the Company:

                        Associated Contractors II, LLC.
                        1340 Poydras Street
                        Suite 1810
                        New Orleans, Louisiana 70112

Attn:  S. Scott Sewell
            Facsimile: (504) 593-9599

            (b)        If to the Company Members:

                        c/o Associated Contractors II, LLC
                        1340 Poydras Street, Suite 1810
                        New Orleans, Louisiana 70112

                        Attn:  S. Scott Sewell
                        Facsimile: (504) 593-9599

            (c)        If to Parent:

Home Solutions of America, Inc.
            1500 Dragon Street, Suite B
            Dallas, Texas 75207
            Attention: Mr. Frank Fradella
            Facsimile (214) 333-9435

            (D)       If to Merger Sub:

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Home Solutions Restoration of Louisiana, Inc.
1500 Dragon Street, Suite B
Dallas, Texas 75207
Attention: Mr. Frank Fradella

Facsimile (214) 333-9435

Any party may change the address to which notices may be sent by delivering notice of such change in the manner set forth above.  All such notices, requests and other communications shall be deemed to have been received on the date of delivery thereof, if delivered by hand, on the fifth day after the mailing thereof, if mailed, on the next day after the sending thereof, if by overnight courier, and when receipt is acknowledged, if faxed.

            11.07   Waivers and Amendments. No amendment or waiver of any provision of this Agreement, nor consent to any departure there from, shall be effective unless the same be in writing and signed by each party hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

            11.08   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall assign any of its rights hereunder or any interest herein without the prior written consent of the other parties hereto, except that Parent may assign its rights hereunder to Parent or an Affiliate.

            11.09   Exhibits and Schedules. The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes. As used herein, the expression "this Agreement" means this document and such Exhibits and Schedules.

            11.10   Governing Law.  THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICT OF LAWS.

            11.11   Jurisdiction and Venue.  Any judicial proceeding brought by or against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto may be brought in any federal or state court sitting in Dallas County, State of Texas, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself the jurisdiction and venue of the aforesaid courts as trial courts, expressly waives any objection which such party may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably agrees to be bound by any final non-appealable judgment rendered in connection with this Agreement.

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11.12   Number and Gender. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

            11.13   Captions.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

            11.14   Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision of its severance from this Agreement.

            11.15   Entirety. This Agreement contains the agreement and understanding among the parties with respect to the matters addressed herein and supersedes all prior representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein.

            11.16   Third-Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assigns any rights or remedies under or by reason of this Agreement.

11.17   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed collectively to be one agreement.

[Signature Page Follows]

36

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PARENT:	HOME SOLUTIONS OF AMERICA, INC.
By: ________________________
Name: Frank Fradella
Title: Chief Executive Officer

MERGER SUB:	HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.
By: ________________________
Name: Gerald Avery
Title: President

COMPANY:	ASSOCIATED CONTRACTORS II, LLC

By:_________________________
Name: William Aaron Bennett
Title: _______________________
COMPANY MEMBERS:
___________________________
Stephen Scott Sewell

___________________________
William Aaron Bennett

___________________________
William J. Bennett

___________________________
William E. Edwards

BNOB Construction Services, LLC

____________________________________
BY:  Stephen Scott Sewell
ITS:  President and Managing Member

For the Board of Directors of
HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.
(the undersigned constituting not less than
a majority of the Directors thereof):

___________________________                                    ______________________________
Frank J. Fradella                                                                Gerald Avery

For the Board of Directors of
ASSOCIATED CONTRACTORS II, LLC
(the undersigned constituting not less than
a majority of the Directors thereof):

___________________________                                    ______________________________
Stephen Scott Sewell                                                          William Aaron Bennett

_________________________________
William E. Edwards

CERTIFICATE OF SECRETARY OF
HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.
(A Louisiana Corporation)

            I hereby certify that I am the duly elected Secretary of Home Solutions Restoration of Louisiana, Inc., a Louisiana corporation, presently serving in such capacity, and that the foregoing Agreement and Plan of Merger was approved by the sole shareholder of the Corporation in the manner required by Louisiana law.

Certificate dated October 26, 2006.

____________________________
      Secretary

CERTIFICATE OF SECRETARY OF
ASSOCIATED CONTRACTORS II, LLC
(A Louisiana Limited Liability Company)

            I hereby certify that I am the duly elected Secretary of Associated Contractors II, LLC, a Louisiana limited liability company, presently serving in such capacity, and that the foregoing Agreement and Plan of Merger was approved by all of the members of Associated Contractors II, LLC, in the manner required by Louisiana law.

Certificate dated October 26, 2006.

____________________________
     Secretary

EXECUTION BY MERGING ENTITIES

            Considering the foregoing certifications, this Agreement and Plan of Merger is executed by the undersigned entities, acting through their respective Presidents, this 26th day of October, 2006.

HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.

BY:  ___________________________________________
        Gerald Avery, President

ATTEST:

______________________________
            Secretary

ASSOCIATED CONTRACTORS II, LLC

BY:  ___________________________________________
        Gerald Avery, President

ATTEST:

______________________________
            Secretary

ACKNOWLEDGEMENT AS TO HOME SOLUTIONS RESTORATION OF LOUISIANA, INC.

STATE OF LOUISIANA

PARISH OF ORLEANS

            BEFORE ME, the undersigned authority, personally came and appeared Gerald Avery who, being duly sworn, declared and acknowledged before me that he is the President of Home Solutions Restoration of Louisiana, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement and Plan of Merger on behalf of such Corporation, for the purposes therein expressed, and as his and such Corporation's free act and deed.

                                                                                          _____________________________
                                                                                                            Appearer

Sworn to and subscribed before me
This 26th day of October, 2006.

_____________________________
            NOTARY PUBLIC
Virginia Boulet, La. #01723

ACKNOWLEDGEMENT AS TO ASSOCIATED CONTRACTORS II, LLC

STATE OF LOUISIANA

PARISH OF ORLEANS

            BEFORE ME, the undersigned authority, personally came and appeared _____________________________ who, being duly sworn, declared and acknowledged before me that he is the President of Associated Contractors II, LLC and that in such capacity he was duly authorized to and did execute the foregoing Agreement and Plan of Merger on behalf of such Limited Liability Company, for the purposes therein expressed, and as his and such Limited Liability Company's free act and deed.

_____________________________
           Appearer

Sworn to and subscribed before me
This 26th day of October, 2006.

_____________________________
            NOTARY PUBLIC

Virginia Boulet, La. #01723

TABLE OF EXHIBITS AND SCHEDULES

EXHIBITS:

Exhibit A -	Certificate of Merger
Exhibit B -	Warrant Agreement
Exhibit C -	Employment Agreement
Exhibit D -	Non-Compete, Non-Hire and Non-Solicitation Agreement
Exhibit E -	FIRPTA Internal Revenue Service Notice

SCHEDULE:

Company Schedules
Schedule 1.02(b) -	Allocation of Merger Consideration
Schedule 1.02(b)(i)(a) -	Selected Receivables
Schedule 3.01	Good Standing
Schedule 3.03 -	Capitalization
Schedule 3.05 -	Company Assets
Schedule 3.05(a) -	Equipment
Schedule 3.05(b) -	Accounts Receivable
Schedule 3.05(c) -	Inventory
Schedule 3.05(d) -	Prepaid Expenses
Schedule 3.05(e) -	Computer Software
Schedule 3.05(f) -	Personal Property Leases
Schedule 3.05(g)(i) -	Real Property
Schedule 3.05(g)(ii) -	Real Property Leases
Schedule 3.05(h)(i) -	WIP
Schedule 3.05(h)(ii) -	Contractors and Subcontractors
Schedule 3.05(i) -	Warranties
Schedule 3.05(j) -	Licenses
Schedule 3.05(k) -	Intellectual Property
Schedule 3.05(l) -	Phone Numbers
Schedule 3.05(m) -	Goodwill
Schedule 3.05(n) -	Causes of Action
Schedule 3.05(o) -	Other Assets
Schedule 3.06(b) -	Regulatory Consents
Schedule 3.07 -	Liabilities or Obligations
Schedule 3.09 -	Liens
Schedule 3.12 -	Contracts and Commitments
Schedule 3.14 -	Intellectual Property Rights
Schedule 3.21 -	Customers and Suppliers
Schedule 3.22 -	Licenses
Schedule 3.25 -	Pending or Threatened Litigation

Schedule 3.27 -	Employees and Employment Agreements
Schedule 3.29 -	Employee Relations
Schedule 3.31 -	Insurance
Schedule 3.32 -	Locations
Schedule 3.34 -	Conflicts of Interest
Schedule 3.37 -	Brokers
Schedule 7.06	Guarantees

Parent Schedules
Schedule 5.04 -	Violations; Consents
Schedule 5.05 -	Brokers